EXHIBIT 3.6

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A,80,81, 82, 84 , 86, 87, 87A, 88, 88A. 89 AND 92A)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170380242-39
Filing Date and Time 08/31/2017 8:37 AM
Entity Number E0373742013-7

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.	The name of the entity for which correction is being made:

KonaRed Corporation

2.	Description of the original document for which correction is being made:

Articles of Merger

3.	Filing date of the original document for which correction is being made: August 30, 2013

4.	Description of the inaccuracy or defect:

The reference in Section 1.3 of the Agreement and Plan of Merger, to the Articles of Incorporation of Teamupsport Inc., should have reflected the correction of the Articles of Incorporation, not yet made as of such Effective Date, to provide that the Surviving Corporation's Articles of Incorporation is corrected to remedy the inadvertent omission from Section 3 thereof of language vesting authority in the Board to prescribe and provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of and to determine for each such series, the voting powers, designation , limitations, restrictions and relative rights, as shall be stated in the Board's resolutions and as may be permitted by law.

5.	Correction of the inaccuracy or defect:

The Board of Directors is hereby expressly authorized to prescribe and provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of and to determine for each such series, the voting powers, designation, limitations, restrictions and relative rights thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and as may be permitted by the Nevada Revised Statutes.

6.	Signature: (required)

President Title*	August 25, 2017 Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 1-5-15